Exhibit 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry St, Ste 1100 Denver, Colorado 80246

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our Auditors’ Report, Dated March 21, 2022, on the financial statements of Rapid Line Inc. as of January 31, 2022, and for the period then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

March 21, 2022